EXHIBIT 99.1
ASCENT MEDIA GROUP RESTRUCTURES INTO TWO GLOBAL DIVISIONS
Streamlined company to better align with technology advances and evolving media industry market dynamics
SANTA MONICA, CA (August 18, 2006) – Ascent Media Group (AMG), a premiere provider of media services to the entertainment industry, today announced that it will streamline its structure into two global operating divisions – Creative Services and Network Services – to better align AMG’s organization with the company’s strategic goals and to respond to changes within the industry.
The restructuring confirms the company’s commitment to maintaining its leadership position in the provisioning of globally integrated file based services for the media industry. “We are further empowering our operating divisions by simplifying the overall organizational structure of the company. With these changes, we can more efficiently build an integrated suite of services to better serve our customers,” said Bill Fitzgerald, Chairman of AMG.
As part of this restructuring, Chief Executive Officer Ken Williams and Chief Technology Officer Gavin Schutz will be leaving the company. Day-to-day management of the company and execution of AMG’s global strategy will now be the responsibility of AMG’s Management Committee. This committee is composed of Scott Davis, President Network Services; Robert Solomon, President Creative Services; George Platisa, Chief Financial Officer; and William Niles, General Counsel. The AMG Management Committee will report directly to Bill Fitzgerald, who continues in his position as AMG’s Chairman.
“Ken Williams and his corporate team have done a phenomenal job of guiding the company for the last four years,” said Bill Fitzgerald. “Ken leaves behind a mature enterprise with a solid track record. The transformation of AMG from a rollup of many independently operated companies into an integrated organization is complete. It is now time to prepare for the next phase of growth by consolidating four business units into two customer-focused global operating divisions.”

Fitzgerald continued: “Gavin Schutz’s contributions to this company span years of innovation and technology leadership. The foundation of our file based strategy has been initiated under Gavin’s direction and vision.”
Under Solomon and Davis’ leadership, the AMG Creative Services and Networks Services groups have established an enviable roster of blue chip clients. Added Fitzgerald: “Most of this summer’s top blockbusters passed through our Creative Services facilities, and the same is true for many of the top-rated TV shows and high-profile commercials. The work that our Network Services team does for major broadcasters and content aggregators around the world is equally remarkable. AMG now manages thousands of hours of content that can be viewed on televisions at any hour of the day, in any major city, anywhere in the world.”
The AMG Creative Services facilities in London, that perform work for the television, film and the advertising industries, will consolidate into the global Creative Services division. Solomon said: “We are particularly excited about further integrating our London based companies into our pallet of creative options.”
AMG will also consolidate its global Media Management Services unit into the Creative Services and Network Services divisions along customer and service lines. This acknowledges the fundamental changes occurring in the process of creating and managing entertainment content worldwide. Solomon added: “With the collapsing release windows our customers are looking to achieve, the creative workflow needs to incorporate many concurrent processes in order for projects to open simultaneously, on multiple distribution platforms, all around the world.”
AMG’s Networks Division will continue to operate as a global organization that provides outsourced solutions for media management, content distribution, and connectivity. Systems integration and consulting capabilities round out the division’s comprehensive service offering. Said Scott Davis: “This reorganization will allow us to further integrate a range of media management services with the next-generation content distribution platforms we are implementing for our customers. As our customers prepare to take advantage of these new distribution opportunities for their content, our comprehensive file based capabilities should prove essential to their strategies. These systems allow them to readily adapt programming for local markets and to quickly re-purpose material for new distribution channels such as mobile and IPTV.”
José Royo, who has been leading AMG’s digital services efforts for major studio clients, will now assume a broader role working with the company’s divisional technology teams to ensure that their technical solutions align and converge. “The Networks and Creative Services divisions have both developed leading-edge file based systems for their clients. José and his team will now focus on cross-divisional alignment of these platforms,” said Bill Fitzgerald.
Said Royo: “AMG is rapidly creating an advanced globally interconnected suite of file based services. The efficiencies available through these newly integrated workflows will deliver tremendous value to our customers.”

About Ascent Media Group
Santa Monica, California-based Ascent Media Group is a wholly-owned subsidiary of Discovery Holding Company (NASDAQ: DISCA, DISCB), which, through its Creative Services and Network Services divisions, provides creative and technical media services to the media and entertainment industries. Through more than 70 facilities in the regions of Southern California, New York, Atlanta, London and Singapore and at locations throughout the world, Ascent Media Group provides effective solutions for the creation, management and distribution of content to major motion picture studios, independent producers, broadcast networks, cable channels, advertising agencies and other companies that produce, own and/or distribute entertainment, news, sports, corporate, educational, industrial and advertising content. More information about Ascent Media Group is available at www.ascentmedia.com.
# # #
For further information, please contact:

Alex Winck	Dayna McCallum
Ascent Media Group	Ascent Media Group
(310) 434-7073	(310) 434-7036

awinck@ascentmedia.com	dmccallum@ascentmedia.com